Exhibit 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
of Zygo Corporation

We consent to incorporation by reference in the Registration Statement dated December 15, 2000, for the registration of shares for the Zygo Corporation Employee Stock Purchase Plan and the Zygo Corporation Amended and Restated Non-Qualified Stock Option Plan on Form S-8 of Zygo Corporation of our report dated August 12, 2000, relating to the consolidated balance sheets of Zygo Corporation and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in or is incorporated by reference into the June 30, 2000 annual report on Form 10-K405 of Zygo Corporation.

                                                KPMG LLP

Hartford, Connecticut
December 15, 2000